UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2015

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

13736 Riverport Dr. Maryland Heights, Missouri (Address of principal executive offices)	63043 (Zip Code)

(314 770-7300 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2015, SunEdison, Inc. (the “Company”) announced that Francisco “Pancho” Perez, age 44, has been appointed to the newly created role of Executive Vice President and Chief Operating Officer. Mr. Perez’s appointment extends his role as COO for TerraForm Power to leadership in the same role across the SunEdison platform. Mr. Perez has previously served as President of SunEdison Europe, Middle East, and Latin America from June 2009 to January 2014.
The Company will pay Mr. Perez an annual salary of $500,000, which may be adjusted from time to time in the discretion of the Company's Board of Directors or the Compensation Committee of the Board of Directors. Mr. Perez will also be eligible to participate in the Company's cash incentive program, which provides an incentive opportunity for cash bonus of up to 150% of base salary, with a target of 75% of base salary, based on achievement of certain Company financial and personal performance objectives set by the Board. Effective upon his appointment to this position on April 21, 2015, the Company granted Mr. Perez 25,000 restricted stock units, under its Amended and Restated 2010 Equity Incentive Plan, which will vest in 50% increments in years three and four.

A copy of the Company’s press release announcing the foregoing appointment is attached to this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits     Item

99.1	Press release dated April 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	April 22, 2015	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Number	Item
99.1	Press release dated April 22, 2015.